                                   EXHIBIT 2

                             SHAREHOLDERS AGREEMENT

    This Shareholders Agreement (this "Agreement"), dated as of March 25, 2002, among the persons listed on Schedule 1 hereto (each, a "Holder" and, collectively, the "Holders"), Enhance Packaging Technologies Inc., a Canadian corporation (the "Parent"), and EPT Newco, Inc., an Ohio corporation and a wholly owned subsidiary of the Parent (the "Merger Subsidiary").

    WHEREAS, the Parent, the Merger Subsidiary and Liqui-Box Corporation, an Ohio corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which provides for the merger of the Merger Subsidiary into the Company, with the Company surviving (the "Merger");

    WHEREAS, each Holder owns the number of common shares, without par value, of the Company (the "Shares") or options to purchase Shares (the "Stock Options" and, collectively with the Shares, the "Optioned Securities"), or has the right to vote the number of Shares or other securities (the "Voting Securities"), listed opposite the name of such Holder on Schedule 1;

    WHEREAS, the board of directors of the Company has unanimously, with the exception of the Holders, who abstained, approved this Agreement, the Merger Agreement and the Merger and the transactions contemplated hereby and thereby in accordance with the Ohio General Corporation Law, including but not limited to specifically for purposes of Chapter 1704 thereof;

    WHEREAS, the Parent and the Merger Subsidiary have required, as a condition to entering into the Merger Agreement, that the Holders enter into this Agreement; and

    WHEREAS, the Holders believe that it is in the best interest of the Company and its shareholders to induce the Parent and the Merger Subsidiary to enter into the Merger Agreement and, therefore, the Holders are willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1. THE OPTION. Each Holder hereby grants the Parent or the Merger Subsidiary an irrevocable option to purchase all of the Shares held by such Holder at a price of $67.00 per share and all of the Stock Options held by such Holder at a price equal to the excess of $67.00 per share over the applicable exercise price per share, payable in cash, without interest (the "Option"); provided, however, that, if the price per share paid by the Parent or the Merger Subsidiary to other shareholders in connection with the Merger is more than $70.18, the price per Share and price per Stock Option paid by the Parent or the Merger Subsidiary to the Holders shall be adjusted so that the Holders also receive the difference between such higher price and

$67.00; and provided, further, that, if, prior to the consummation of the Merger, in connection with an Acquisition Transaction (as defined in the Merger Agreement) other than the Merger, the Parent or the Merger Subsidiary sells any of the Optioned Securities purchased by the Parent or the Merger Subsidiary from the Holders for a price per Share or price per Stock Option in excess of the price per Share or price per Stock Option paid by the Parent or the Merger Subsidiary to the Holders, as adjusted, or any of the Optioned Securities purchased by the Parent or the Merger Subsidiary from the Holders are cancelled in exchange for the right to receive from a third party not related to the Parent or the Merger Subsidiary an amount in cash in excess of the price per Share or price per Stock Option paid by the Parent or the Merger Subsidiary to the Holders, as adjusted, the price per Share and price per Stock Option paid by the Parent or the Merger Subsidiary to the Holders shall be further adjusted so that the Holders also receive the difference between such higher price or amount and the price per Share or price per Stock Option paid to them by the Parent or the Merger Subsidiary.

    2.  EXERCISE OF THE OPTION; TERM.

        (a) On the terms and subject to the conditions of this Agreement, the Parent or the Merger Subsidiary may exercise the Option at any time after the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the antitrust, competition, foreign investment or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws") applicable to the Merger have expired or been terminated, by written notice to each Holder specifying a date and time for the closing not later than thirty
(30) business days from the date of such notice (which date and time may be one day after the delivery of such notice).

        (b) As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Notwithstanding any other provision of this Agreement or the Merger Agreement any reference to beneficial ownership of Shares or similar references shall exclude from the determination thereof any Shares issuable upon exercise of or subject to this Agreement.

        (c) The Option shall expire on the earliest of (1) the Effective Time (as defined in Section 2.3 of the Merger Agreement), (2) August 30, 2002 and
(3) the date on which the Parent notifies the holders in writing that it no longer intends to acquire control of the Company (such earliest date being referred to in this Agreement as the "Expiration Date"); provided that, if the Option cannot be exercised or the Optioned Securities cannot be delivered to the Merger Subsidiary upon such exercise because (x) there shall be in effect a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting delivery of the Optioned Securities or (y) any applicable waiting periods under the HSR Act or Foreign Merger Laws shall not have expired or been terminated, then the Expiration Date shall be extended until thirty (30) days after such impediment to exercise or delivery has been removed.

    3. CLOSING. Any closing hereunder shall take place on the date specified by the Parent or the Merger Subsidiary at the offices of Ballard Spahr
Andrews & Ingersoll, LLP, 1735 Market Street, Philadelphia, Pennsylvania (the "Closing Date"). On the Closing Date:

        (a) against delivery of the Optioned Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, the Parent shall or shall cause the Merger Subsidiary to make payment of the aggregate consideration for each Holder's Optioned Securities by wire transfer of immediately available funds to such Holder; and

        (b) each Holder shall deliver to the Parent or the Merger Subsidiary a duly executed stock certificate or certificates or evidence of option grant representing the number of Optioned Securities purchased from such Holder, together with transfer powers endorsed in blank relating to such certificates or grants and, if requested by the Parent or the Merger Subsidiary, an irrevocable proxy duly executed by such Holder, authorizing such persons as the Parent or the Merger Subsidiary shall designate to act for such Holder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's Holders or otherwise, and revoking any prior proxies granted by such Holder with respect to the Holder's Optioned Securities.

    4. VOTING OF EQUITY SECURITIES. Each Holder hereby agrees that, during the period from the date of this Agreement until the expiration of this Agreement, at any meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, he shall (a) vote all Voting Securities with respect to which such Holder then has the right to vote in favor of the Merger; (b) not vote any Voting Securities with respect to which such Holder then has the right to vote in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities with respect to which such Holder then has the right to vote against any action or agreement which would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any proposal opposed by the Parent or the Merger Subsidiary; (ii) any Acquisition Proposal (other than the Merger) involving the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Merger Subsidiary; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. In the event that either Holder does not comply with the foregoing sentence, such Holder shall be deemed to have hereby irrevocably appointed designees of the Parent or the Merger Subsidiary, its attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all Voting Securities of the Company which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the undersigned is or may be entitled to act by written consent. This proxy shall be coupled with an interest and shall be irrevocable and binding on any successor in interest of the applicable undersigned Holder. This proxy shall operate to revoke any prior proxy as to Voting Securities heretofore granted by the Holder and shall terminate upon the expiration of this Agreement.

    5.  COVENANTS OF THE HOLDERS.

        (a) During the period from the date of this Agreement until the expiration of this Agreement, except in accordance with the provisions of this Agreement, each Holder severally and not jointly agrees that he will not:

            (i) sell, sell short, transfer, pledge, hypothecate, assign or otherwise dispose of, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities over which such Holder has dispositive power;

            (ii) deposit any Optioned Securities or Voting Securities over which such Holder has dispositive power into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned
Securities or Voting Securities over which such Holder has dispositive power; or

            (iii) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal; except that any Holder who is a member of the board of directors of the Company may conduct himself in the manner expressly permitted under Section 7.2 of the Merger Agreement.

        (b) Any additional Shares, Stock Options, warrants or other securities or rights exercisable for, exchangeable for or convertible into Shares (collectively, "Equity Securities") acquired by any Holder, or with respect to which any Holder obtains voting power, will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

        (c) Each Holder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Holder from delivering his Optioned Securities to the Parent or the Merger Subsidiary or otherwise performing his obligations under this Agreement. To the extent that any Optioned Securities (other than Shares) may not be assigned by such Holder to the Parent or the Merger Subsidiary without exercising, exchanging or converting such Optioned Securities for or into Shares, each Holder agrees to exercise, exchange or convert such Optioned Securities for or into Shares prior to the closing of the purchase of such Optioned Securities upon exercise of the Option.

    6. REPRESENTATIONS AND WARRANTIES OF EACH HOLDER. Each Holder severally and not jointly represents and warrants to Parent and the Merger Subsidiary as follows:

        (a) (i) such Holder is the record or beneficial owner of the Optioned Securities, or has the right to vote the Voting Securities, listed opposite the name of such Holder on Schedule 1, (ii) such Optioned Securities or Voting Securities are the only Equity Securities owned of record or beneficially by such Holder or in which such Holder has any interest or which such Holder has the right to vote, as the case may be, and (iii) such Holder does not have any option or other right to acquire any other Equity Securities;

        (b) such Holder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which such Holder is a party or by which such Holder is bound,
(ii) any judgment, decree or order applicable to such Holder or (iii) to the Holder's knowledge, any law, rule or regulation of any governmental body applicable to such Holder; and this Agreement constitutes a valid and binding agreement on the part of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

        (c) to the Holder's knowledge, any Shares included in the Optioned Securities owned by such Holder have been validly issued and are fully paid and nonassessable and any Shares issuable upon exercise of the Stock Options, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable;

        (d) except as set forth on Schedule 1, the Optioned Securities owned by such Holder are now, and at all times during the term of this Agreement will be, held by such Holder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting or disposition of the Optioned Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, such Optioned Securities; and

        (e) upon purchase of the Optioned Securities owned by such Holder, the Parent or the Merger Subsidiary will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by the Merger Subsidiary).

    7. EFFECT OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDERS. The representations, warranties and covenants of the Holders shall be several and not joint. The liability of each individual Holder shall extend only to the representations, warranties and covenants of such Holder and not to any representation, warranty or covenant of any other Holder.

    8.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER
SUBSIDIARY. Each of the Parent and the Merger Subsidiary represents and warrants to each Holder that: it is a corporation duly incorporated under the laws of Canada and the State of Ohio, respectively; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    9. ADJUSTMENTS. In the event of any increase or decrease or other change in the Optioned Securities by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

    10. RESTRICTIONS ON TRANSFER. As soon as practicable after the execution of this Agreement, each Holder shall instruct the transfer agent to place a stop transfer order on its records with respect to such Holder's Optioned Securities or place the following legend s on the certificates representing such Holder's Optioned Securities:

        "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in a Shareholders Agreement, dated as of March 25, 2002, among Enhance Packaging Technologies Inc., a Canadian corporation, EPT Newco, Inc., an Ohio corporation, and certain stockholders of the Corporation."

    11. RESIGNATIONS. Samuel B. Davis and Samuel N. Davis agree to resign from the board of directors of the Company and as officers of the Company prior to the Effective Time.

    12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its rules of conflict of laws.

    13. VENUE. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH

DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 18 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

    14. WAIVER OF CONFLICTS. Each Holder severally acknowledges and represents that (i) Vorys, Sater, Seymour and Pease LLP has in the past and may continue to perform legal services for the Company and certain of the Holders in matters unrelated to the transactions described in this Agreement; (ii) Vorys, Sater, Seymour and Pease LLP is representing both the Company and the Holders in the transaction contemplated by this Agreement; (iii) they have been given the opportunity to ask for information relevant to the representation by Vorys, Sater, Seymour and Pease LLP of both the Company and the Holders in connection with the transaction contemplated by this Agreement. Each Holder represents that, after such disclosure, each Holder has requested that Vorys, Sater, Seymour and Pease LLP represent such Holder in connection with the transactions contemplated by this Agreement and each of the Holders hereby gives its informed consent to the representation by Vorys, Sater, Seymour and Pease LLP of both the Company and the Holders in connection with the transactions contemplated hereby.

    15. FURTHER ASSURANCES. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

    16. ASSIGNMENT. This Agreement may not be assigned by any party hereto, except that the Parent or the Merger Subsidiary may assign their respective rights and obligations under this Agreement to any of their respective wholly owned subsidiaries or affiliates.

    17. REMEDIES. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by the Parent and the Merger Subsidiary by injunctive relief, specific performance or other equitable remedies.

    18. NOTICES. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

    To the Parent or the Merger Subsidiary:

    Enhance Packaging Technologies Inc.
    7070 Mississauga Rd.
    Mississauga, Ontario L5N 5M8
    Attention: General Counsel
    Fax: (905) 821-5651

    With a copy to:

    Ballard Spahr Andrews & Ingersoll, LLP
    1735 Market Street, 51st Floor
    Philadelphia, PA 19103-7599
    Attention: Justin P. Klein, Esq.
    Fax: (215) 864-8999

    To each Holder:

    At the address set forth on the
    signature pages hereto

    With copies to:

    Vorys, Sater, Seymour and Pease LLP
    52 East Gay Street, P.O. Box 1008
    Columbus, OH 43216-1008
    Attention: Ronald A. Robins, Jr.,
    Esq. Fax: (614) 464-6350

    19. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    20. BINDING EFFECT; BENEFITS. This Agreement shall survive the death or incapacity of any Holder and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    21. TERMINATION. This Agreement shall commence on the date hereof and terminate upon the expiration of the Option.

    22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                  [Signatures appear on the following pages.]

    IN WITNESS WHEREOF, the Parent, the Merger Subsidiary and the Holders have entered into this Agreement as of the date first written above.

                                               ENHANCE PACKAGING TECHNOLOGIES INC.



                                               By:  /s/ Ash Sahi
                                                    ------------------------------------------------
                                                    Name: Ash Sahi
                                                    Title: President and Chief Executive Officer


                                               EPT NEWCO, INC.



                                               By:  /s/ Ash Sahi
                                                    ------------------------------------------------
                                                    Name: Ash Sahi
                                                    Title: President and Chief Executive Officer

                  [Remainder of page intentionally left blank]

                                                      HOLDERS:

                                                      /s/ S. B. Davis
                                                      ------------------------------------------------
                                                      Samuel B. Davis, individually, as Trustee under
                                                      the Samuel B. Davis 2002 Grantor Retained
                                                      Annuity Trust, as Trustee under the Samuel B.
                                                      Davis Revocable Trust, as Successor Trustee
                                                      under the Davis Family Trust and as Voting
                                                      Trustee under that certain Voting Trust and
                                                      Right of First Refusal Agreement dated as of
                                                      September 29, 1993


                                                      /s/ Samuel N. Davis
                                                      ------------------------------------------------
                                                      Samuel N. Davis


                                                      Address for all Holders:

                                                      c/o Liqui-Box Corporation
                                                      6950 Worthington-Galena Road
                                                      Worthington, Ohio 43085
                                                      Fax: 614-888-0982

                        GUARANTEE OF DUPONT CANADA INC.

    DuPont Canada Inc., on behalf of itself and its successors and assigns, hereby guarantees the obligations of the Parent and the Merger Subsidiary and their successors and assigns with respect to this agreement.

                                                       DUPONT CANADA INC.

                                                       By:  /s/ Dave W. Colcleugh
                                                            -----------------------------------------
                                                            Name: Dave W. Colcleugh
                                                            Title: Chairman, President and Chief
                                                                   Executive Officer

                                   SCHEDULE 1

Name                                                      Shares     Stock Options   Voting Securities
----                                                     ---------   -------------   -----------------
Samuel B. Davis........................................  957,310(1)    359,739(2)       1,496,728(3)

Samuel N. Davis........................................   80,395(4)    110,547(5)          82,378(4)(6)

------------------------

(1) Includes (i) 500,000 shares held by S. B. Davis as trustee under the Samuel
    B. Davis 2002 Grantor Retained Annuity Trust, (ii) 293,939 shares held by S.
    B. Davis as trustee under the Samuel B. Davis Revocable Trust, and
    (iii) 163,371 shares held by S. B. Davis as Successor Trustee under the Davis Family Trust F/B/O Samuel B. Davis.

(2) Of this number, 158,005 represent common shares underlying options that are currently exercisable and may be sold as of the date hereof under Section 1 of this Agreement, and 201,734 represent common shares underlying options that are not currently exercisable but will become exercisable upon a "change of control" of the Company (as defined in the applicable stock option plan) and thereafter could be sold pursuant to the terms of
    Section 1 of this Agreement.

(3) Includes (i) 500,000 shares held by S. B. Davis as trustee under the Samuel
    B. Davis 2002 Grantor Retained Annuity Trust, (ii) 293,939 shares held by S.
    B. Davis as trustee under the Samuel B. Davis Revocable Trust, (iii) 85,649 shares held for the account of S. B. Davis under the Company's ESOP and 401(k) plan, (iv) 163,371 shares held by S. B. Davis as Successor Trustee under the Davis Family Trust F/B/O Samuel B. Davis, (v) 163,371 shares held by S. B. Davis as Successor Trustee under the Davis Family Trust F/B/O Joan Guylas, (vi) 163,371 shares held by S. B. Davis as Successor Trustee under the Davis Family Trust F/B/O Jane Ferger and (vii) 127,027 shares deposited with S. B. Davis in his capacity as voting trustee of a trust that expires on September 29, 2003.

(4) Does not include 10,360 shares held in an indirect trust as to which S. N. Davis has no voting power and shared investment power.

(5) Of this number, 20,359 represent common shares underlying options that are currently exercisable and may be sold as of the date hereof under Section 1 of this Agreement, and 90,188 represent common shares underlying options that are not currently exercisable but will become exercisable upon a "change of control" of the Company (as defined in the applicable stock option plan) and thereafter could be sold pursuant to the terms of
    Section 1 of this Agreement.

(6) Includes 1,983 shares held for the account of S. N. Davis under the Company's ESOP and 401(k) plan.